Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Declares Third Quarter 2020 Distribution

FORT WORTH, Texas, October 23, 2020 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell”), a leading owner of oil and natural gas mineral and royalty interests in more than 96,000 gross wells across 28 states, today announced that the Board of Directors of Kimbell Royalty GP, LLC, Kimbell’s general partner, approved a cash distribution payment of 75% of projected cash available for distribution for the third quarter of 2020, or $0.19 per common unit. The distribution will be payable on November 9, 2020 to common unitholders of record at the close of business on November 2, 2020. Kimbell intends to utilize the remaining 25% of Q3 2020 projected cash available for distribution to pay down a portion of the outstanding borrowings under Kimbell’s credit facility.

Kimbell - Supplemental Distribution Data

			Percent
	Q2 2020	Q3 2020	Change
WTI Average Crude Oil Price (1)	$27.81	$40.89	47.0%
Henry Hub Average Natural Gas Price (1)	$1.71	$2.00	17.0%
Common Unit Distribution Declared	$0.13	$0.19	46.2%
Pay-Out Ratio (2)	75%	75%	0.0%
Annualized Cash Yield (3)		12.3%
Cash Received from Lease Bonuses and Other Income	$68,609	$15,916

SUBSTANTIALLY ALL OF THE DISTRIBUTION TO COMMON UNITHOLDERS FOR THE THIRD QUARTER OF 2020
EXPECTED TO BE FREE OF DIVIDEND INCOME TAXES AND INSTEAD CONSIDERED A RETURN OF CAPITAL(4)

(1) Average monthly commodity prices are from the Energy Information Administration. Crude oil prices are in dollars per barrel and natural gas prices are in dollars per million Btu.

(2) Represents percentage of projected cash available for distribution to be paid in quarterly distribution declared.

(3) Based on the closing price of Kimbell common units on October 23, 2020.

(4) This estimate is based upon assumptions Kimbell has made regarding, among other things, Kimbell Royalty Operating, LLC's income and depletion deductions and production from the mineral and royalty interests owned by Kimbell Royalty Operating, LLC. This estimate is based on current tax law and tax reporting positions that Kimbell has adopted and with which the Internal Revenue Service could disagree. This estimate is not a fact, and no assurances can be made regarding this estimate.

Kimbell Royalty Partners, LP – News Release

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in approximately 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 96,000 gross wells with over 40,000 wells in the Permian Basin. To learn more, visit kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements, including statements relating to the tax treatment of Kimbell’s distributions. These and other forward-looking statements involve risks and uncertainties, including risks and uncertainties relating to Kimbell Royalty Operating, LLC’s realized income and depletions deductions and production from the mineral and royalty interests owed by Kimbell Royalty Operating, LLC, Kimbell’s business and the securities markets generally and other risks described in Kimbell's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC's website at www.sec.gov. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell's filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release.

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600